EXHIBIT 11
SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
Three months ended March 31, 2009 and 2008

2009	Loss	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net loss available to common stockholders	$(12,877)	52,352	$(0.25)

Effect of dilutive securities:
Restricted stock	—	—
Restricted stock units	—	—
Stock options	—	—
Deferred shares	—	—

Diluted EPS:
Net loss available to common stockholders and assumed conversions	$(12,877)	52,352	$(0.25)

There is no effect of dilutive securities for the three months ended March 31, 2009 since the quarter is in a loss position and the effect of common stock equivalents would be anti-dilutive to our earnings per share calculation.

2008	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$20,503	52,675	$0.39

Effect of dilutive securities:
Restricted stock	—	699
Stock options	—	322
Deferred shares	—	186

Diluted EPS:
Net income available to common stockholders and assumed conversions	$20,503	53,882	$0.38